Exhibit 10.6

[Date]

___________

VIA DocuSign

Dear Name,

Kyntra Bio, Inc. is pleased to offer you the position of ____________ in our _______________department, reporting to _____________. The effective date ("Effective Date") of your employment will be set, as mutually agreed upon in advance with Kyntra Bio, Inc. (“Kyntra Bio”) and confirmed with Human Resources.

This offer of employment is made contingent upon successful completion of Kyntra Bio background check or upon completion of all required documentation that will be made available to you on the Effective Date or by your intended start date. This includes verification of the information provided online and your employment application. If necessary, you will be contacted to resolve any discrepancies in the verification of information. Your employment hire date will be determined after the completion of the background check process and your signed acceptance of this offer.

The terms of this offer of employment are as follows:

1.
Compensation. Kyntra Bio will pay you a starting annual salary of $_________, payable in semi-monthly installments on our regular paydays in accordance with Kyntra Bio’s standard payroll policies. Your salary will begin as of the Effective Date. The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by Kyntra Bio to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. During your employment at Kyntra Bio you may not be employed by, or consult with, any other company without the express written authorization of your manager
2.
Sign-on Bonus. Kyntra Bio will pay you a sign-on bonus in the amount of __________ (subject to applicable payroll taxes and withholdings) to be payable on the first payroll date following the Effective Date of your employment.

3.
[Stock Options and Restricted Stock Units]. Pending approval by the Kyntra Bio Compensation Committee of the Board of Directors or approved designee, you will be granted equity incentive grant(s) in the amount of [X] pursuant to the terms and conditions of the then-current Equity Plan (the “Equity Plan”), as may be amended or modified from time to time. The actual number of shares subject to the grant hereunder may be adjusted, if required, for events such as stock splits, stock dividends, etc. pursuant to the Equity Plan. Any equity incentives granted will vest according to the schedule set forth in the Equity Plan.

4.
Bonus Plan. You will be eligible to participate in Kyntra Bio’s Incentive Compensation Plan (the “Bonus

Plan”), adopted by Kyntra Bio for its employees on such terms as Kyntra Bio’s Board of Directors (the "Board") may determine in its discretion.

The target bonus for your level is expected to be _______%. Under the terms of the Plan, both corporate and individual performance is assessed annually and subject to final approval by the Company’s Board of Directors. Employees hired during the course of a year will have a pro-rated bonus provided they commence their employment on or before September 30th of a calendar year. To remain eligible, employees must maintain satisfactory performance and be in an active status on the day of payment. Payments are expected to occur no later than the 15th of March in the year following the performance cycle.

5.
Benefits. During the term of your employment, you will be eligible to participate in Kyntra Bio’s benefits program, which may include Kyntra Bio's standard vacation benefits and other employee benefits such as medical, vision and dental health insurance, covering employees and officers. These benefits may be modified or subject to change from time to time. A copy of Kyntra Bio's current benefits summary has been provided to you.

6.
Employment Eligibility. You will also be required to sign the Employment Eligibility Verification (Form I-9). (You will need to complete and return Section One of Form I-9 along with your signed offer letter). On your first day of employment, please bring the necessary original documents that establish your identity and employment eligibility to work in the United States. Acceptable documents are listed on the reverse side of Form I-9. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

7.
Proprietary Information. You will abide by Kyntra Bio’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Moreover, because Kyntra Bio’s proprietary information is extremely important, this offer of employment is expressly subject to your execution of the enclosed Confidentiality and Inventions Agreement for Employees.

8.
At Will Employment. You should be aware that your employment with Kyntra Bio is for no specified period and constitutes "at-will" employment. As a result, both Kyntra Bio and you are free to terminate the employment relationship at any time, for any reason or for no reason, and with or without advance notice. The changing needs of Kyntra Bio could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous or contemporaneous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by both you and the Chief Executive Officer of Kyntra Bio.

9.
Arbitration. Kyntra Bio offers its employees an arbitration agreement to consider as an alternative forum to settle a dispute. This agreement is voluntary. Please read the agreement carefully, sign it, and return it to the Human Resources department if it is of interest to you.

Unless otherwise notified by Kyntra Bio, this offer of employment is effective for five (5) business days from the date of this letter. However, if you have any questions regarding the above provisions including the arbitration provision, please do not hesitate to contact us.

In the event of conflict between the terms contained in this offer letter and any other document, the terms of this offer letter (including any amendment to this letter) shall control. Kyntra Bio reserves the right to amend the terms contained in this offer letter from time to time.

We look forward to your joining our team at Kyntra Bio.

Sincerely,

_______________________________

____________________

ACCEPTED AND AGREED TO this

_______Day of _________, 20__

Name

Intended Start Date